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                                                                  Exhibit 99(B)

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO A NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO MERRILL LYNCH & CO., INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

No. R-                                                                  Units
CUSIP                                             (Each Unit representing $10
                                                original issue price per Note)



                            MERRILL LYNCH & CO., INC.
             Enhanced Return Notes Linked to the Nasdaq-100 Index(R)
                               due February , 2003
                                  (the "Notes")

     Merrill Lynch & Co., Inc., a Delaware corporation (hereinafter referred to as the "Company", which term includes any successor corporation under the Indenture herein referred to), for value received, hereby promises to pay to CEDE & CO., or its registered assigns, a sum equal to the Redemption Amount, if any, as defined below, on February , 2003 (the "Stated Maturity").

     Payment or delivery of the Redemption Amount and any interest on any overdue amount thereof with respect to this Note shall be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

     This Note is one of the series Enhanced Return Notes Linked to the Nasdaq-100 Index(R) due February , 2003.

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Redemption Amount

         The "Redemption Amount" with respect to this Note equals:

               i)   If the Ending Value is greater than the Starting Value:

                              (        (  Ending Value - Starting Value ))
                        $10 + ( $20 X  ( ------------------------------ ))
                              (        (        Starting Value          ))

                    provided, however, the Redemption Amount cannot exceed $14.00 per Unit (the "Capped Value").

               ii)  If the Ending Value is less than or equal to the Starting
                    Value:

                                                 (  Ending Value  )
                                           $10 X ( -------------- )
                                                 ( Starting Value )

The Starting Value equals     . The Ending Value will be determined by Merrill
Lynch, Pierce, Fenner & Smith Incorporated (the "Calculation Agent") and will equal the average (arithmetic mean) of the closing values of the Nasdaq-100 Index determined on each of the first five Calculation Days during the Calculation Period (as defined below). If there are fewer than five Calculation Days in the Calculation Period, then the Ending Value will equal the average (arithmetic mean) of the closing values of the Nasqaq-100 Index on those Calculation Days. If there is only one Calculation Day during the Calculation Period, then the Ending Value will equal the closing value of the Nasdaq-100 Index on that Calculation Day. If no Calculation Days occur during the Calculation Period, then the Ending Value shall equal the closing value of the Nasdaq-100 Index determined on the last scheduled Index Business Day (as defined below) in the Calculation Period regardless of the occurrence of a Market Disruption Event (as defined below) on that Index Business Day.

     The "Calculation Period" means the period from and including the seventh scheduled Index Business Day prior to the Stated Maturity to and including the second scheduled Index Business Day prior to the Stated Maturity.

     "Calculation Day" means any Index Business Day during the Calculation Period on which a Market Disruption Event has not occurred.

     An "Index Business Day" is any day on which The Nasdaq Stock Market, Inc.("The Nasdaq Stock Market" or "Nasdaq"(R)), The New York Stock Exchange
(the "NYSE") and the American Stock Exchange (the "AMEX") are open for trading and the Nasdaq-100 Index or any Successor Index (as defined below) is calculated and published.

     All determinations made by the Calculation Agent shall be at the sole discretion of the Calculation Agent and, absent a determination by the Calculation Agent of a manifest error, shall be conclusive for all purposes and binding on the Company and the Holders and beneficial owners of the Notes.

Adjustments to the Nasdaq-100 Index; Market Disruption Events

     If at any time The Nasdaq Stock Market changes its method of calculating the Nasdaq-100 Index, or the value of the Nasdaq-100 Index changes, in any material respect, or if the Nasdaq-100 Index is in any other way modified so that the Nasdaq-100 Index does not, in the opinion of the Calculation Agent, fairly represent the value of the Nasdaq-100 Index had those changes or modifications not been made, then, from and after that time, the Calculation Agent shall, at the close of business in New York, New York, on each date that the closing value of the Nasdaq-100 Index is to be calculated, make any adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a value of a stock index comparable to the Nasdaq-100 Index as if those changes or modifications had not been made, and calculate the closing value with reference to the Nasdaq-100 Index, as so adjusted. Accordingly, if the method of calculating the Nasdaq-100 Index is modified so that the value of the Nasdaq-100 Index is a fraction or a multiple of what it would have been if it had not been modified, e.g., due to a split, then the Calculation Agent shall adjust the Nasdaq-100 Index in order to arrive at a value of the Nasdaq-100 Index as if it had not been modified, e.g., as if the split had not occurred.

     "Market Disruption Event" means either of the following events, as determined by the Calculation Agent:

         (A) a suspension, material limitation or absence of trading on The Nasdaq Stock Market of 20% or more of the underlying stocks which then comprise the Nasdaq-100 Index or a successor index during the one-half hour period preceding the close of trading on The Nasdaq Stock Market or the applicable exchange; or

         (B) the suspension or material limitation on The Nasdaq Stock Market or any other major futures or securities market from trading in futures or options contracts related to the Nasdaq-100 Index or a successor index during the one-half hour period preceding the close of trading on The Nasdaq Stock Market or the applicable exchange.

                  For the purpose of the above definition:

           1. a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of The Nasdaq Stock Market or the relevant exchange;

           2. a decision to permanently discontinue trading in the relevant futures or options contract will not constitute a Market Disruption Event;

           3. a suspension in trading in a futures or options contract on the Nasdaq-100 Index by a major securities market for more than two hours by reason of:

                  o   a price change violating limits set by that securities
                       market,

                  o   an imbalance of orders relating to those contracts, or

                  o   a disparity in bid and ask quotes relating to those
                       contracts
                       will constitute a suspension or material limitation of trading in futures or options contracts related to the Nasdaq-100 Index; and

                   4. an absence of trading on The Nasdaq Stock Market will not include any time when The Nasdaq Stock Market is closed for trading under ordinary circumstances.

Discontinuance of the Nasdaq-100 Index

         If Nasdaq discontinues publication of the Nasdaq-100 Index and Nasdaq or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the Nasdaq-100 Index (a "Successor Index"), then, upon the Calculation Agent's notification of its determination to the Trustee (as defined below) and ML&Co., the Calculation Agent will substitute the Successor Index as calculated by Nasdaq or any other entity for the Nasdaq-100 Index and calculate the Ending Value as described above under "Redemption Amount". Upon any selection by the Calculation Agent of a Successor Index, ML&Co. shall cause notice to be given to Holders of the Notes.

         In the event that Nasdaq discontinues publication of the Nasdaq-100 Index and:

         o   the Calculation Agent does not select a Successor Index, or

         o the Successor Index is no longer published on any of the Calculation Days,

the Calculation Agent will compute a substitute value for the Nasdaq-100 Index in accordance with the procedures last used to calculate the Nasdaq-100 Index before any discontinuance. If a Successor Index is selected or the Calculation Agent calculates a value as a substitute for the Nasdaq-100 Index as described below, the Successor Index or value will be used as a substitute for the Nasdaq-100 Index for all purposes, including for purposes of determining whether a Market Disruption Event exists.

         If Nasdaq discontinues publication of the Nasdaq-100 Index before the Calculation Period and the Calculation Agent determines that no Successor Index is available at that time, then on each Business Day until the earlier to occur of:

         o   the determination of the Ending Value, or

         o a determination by the Calculation Agent that a Successor Index is available,

the Calculation Agent will determine the value that would be used in computing the Supplemental Redemption Amount as described in the preceding paragraph as if that day were a Calculation Day. The Calculation Agent will cause notice of each value to be published not less often than once each month in The Wall Street Journal or another newspaper of general circulation, and arrange for information with respect to these values to be made available by telephone.

         A "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in The City of New York are authorized or obligated by law to close and that is a day on which the NYSE, the Nasdaq National Market System and the AMEX are open for trading.

General

         This Note is one of a duly authorized issue of Securities of the Company, issued and to be issued under an Indenture, dated as of April 1, 1983, as amended and restated (herein referred to as the "Indenture"), between the Company and JPMorgan Chase Bank, as Trustee (herein referred to as the "Trustee", which term includes any successor Trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights thereunder of the Company, the Trustee and the Holders of the Notes, and the terms upon which the Notes are, and are to be, authenticated and delivered.

         The Company hereby covenants for the benefit of the Holders of the Notes, to the extent permitted by applicable law, not to claim voluntarily the benefits of any laws concerning usurious rates of interest against a Holder of the Notes.

         The Notes are not subject to redemption by the Company or at the option of the Holder prior to the Stated Maturity.

         In case an Event of Default with respect to any Notes shall have occurred and be continuing, the amount payable to a Holder of a Note upon any acceleration permitted by the Notes, with respect to each $10 original issue price of each unit, will be equal to the Redemption Amount, calculated as though the date of early repayment were the Stated Maturity of the Notes.

         In case of default in payment of the Notes (whether at the Stated Maturity or upon acceleration), from and after the maturity date the Notes shall bear interest, payable upon demand of the Holders thereof, at the rate of % per annum (to the extent that payment of such interest shall be legally enforceable) on the unpaid amount due and payable on such date in accordance with the terms of the Notes to the date payment of such amount has been made or duly provided for.

         The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than 66 2/3% in aggregate original issue price of the Notes at the time Outstanding, as defined in the Indenture, of each series affected thereby. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate original issue price of the Notes of each series at the time Outstanding, on behalf of the Holders of all Notes of each series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any
Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Note.

         No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the Redemption Amount with respect to this Note and any interest on any overdue amount thereof at the time, place, and rate, and in the coin or currency herein prescribed.

         As provided in the Indenture and subject to certain limitations set forth therein and on the first page hereof, the transfer of this Note may be registered on the Security Register of the Company, upon surrender of this Note for registration of transfer at the office or agency of the Company in the Borough of Manhattan, The City of New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate original issue price, will be issued to the designated transferee or transferees.

         The Notes are issuable only in registered form without coupons in denominations of $10 and integral multiples thereof. This Note shall remain in the form of a global security held by a Depository. Notwithstanding the foregoing, if (x) any Depository is at any time unwilling or unable to continue as Depository and a successor depository is not appointed by the Company within 60 days, (y) the Company executes and delivers to the Trustee a Company Order to the effect that this Note shall be exchangeable or (z) an Event of Default has occurred and is continuing with respect to the Notes, this Note shall be exchangeable for Notes in definitive form of like tenor and of an equal aggregate original issue price, in denominations of $10 and integral multiples thereof. Such definitive Notes shall be registered in such name or names as the Depository shall instruct the Trustee. If definitive Notes are so delivered, the Company may make such changes to the form of this Note as are necessary or appropriate to allow for the issuance of such definitive Notes.

         No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or governmental charge payable in connection therewith.

         Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

         All terms used in this Note which are defined in the Indenture but not in this Note shall have the meanings assigned to them in the Indenture.

         Unless the certificate of authentication hereon has been executed by JPMorgan Chase Bank, the Trustee under the Indenture, or its successor thereunder, by the manual signature of one of its authorized officers, this Note shall not be entitled to any benefits under the Indenture or be valid or obligatory for any purpose.

         IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: November  , 2001



CERTIFICATE OF AUTHENTICATION                       Merrill Lynch & Co., Inc.
This is one of the Securities of the series
designated therein referred to in the                [Copy of Seal]
within-mentioned Indenture.

JPMorgan Chase Bank, as Trustee                     By:
                                                                 Treasurer

By:                                                 Attest:
                  Authorized Officer                             Secretary